Exhibit 99.1

McDermott reports First Quarter 2009 Results;
Net Income of $77.7 million, $0.33 per fully diluted share

Sequential Income Improvement in Each Segment; Near-Record Consolidated Backlog of $10 Billion

HOUSTON--(BUSINESS WIRE)--May 11, 2009--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today reported net income of $77.7 million, or $0.33 per diluted share, for the 2009 first quarter, compared to net income of $123.2 million, or $0.54 per diluted share, for the corresponding period in 2008. Weighted average common shares outstanding on a fully diluted basis were approximately 232.6 million and 230.1 million in the quarters ended March 31, 2009 and March 31, 2008, respectively.

McDermott’s revenues in the first quarter of 2009 were $1,493.3 million, an increase of 3.0 percent compared to $1,450.4 million in the corresponding period in 2008. The increase in consolidated revenues was due to a higher level of activity in the Offshore Oil & Gas Construction and Government Operations segments, partially offset by lower revenues in the Power Generation Systems segment.

The Company’s operating income in the 2009 first quarter was $131.2 million, compared to $157.1 million in the 2008 first quarter. A year-over-year increase of $21.8 million in consolidated pension plan expense, which was predominantly a non-cash expense, combined with a $12.7 million reduction in gains on asset sales, were the primary factors in the variance between the two periods.

“Considering the ongoing state of uncertainty in the global economy and that we continue to work through the Middle East pipeline projects in the Offshore Oil & Gas Construction segment, I am quite pleased with the results McDermott produced in the quarter,” said John A. Fees, Chief Executive Officer of McDermott. “The Company’s backlog is near record levels at $10 billion; we see the end to the problematic pipeline projects later this year, and our financial position remains solid. Clearly, the Company has work to do, and near-term challenges still exist, but I am confident McDermott is well-positioned and progressing in this environment.”

At March 31, 2009, McDermott’s consolidated backlog was $10.0 billion, compared to $10.2 billion and $9.8 billion at March 31, 2008 and December 31, 2008, respectively.

RESULTS OF OPERATIONS

2009 First Quarter Compared to 2008 First Quarter

Offshore Oil & Gas Construction Segment

Revenues in the Offshore Oil & Gas Construction segment were $708.5 million in the 2009 first quarter, compared to $645.9 million for the same period a year ago. The year-over-year improvement in revenues resulted from increased activities in the Middle East and Americas regions, partially offset by a decline in the Caspian region.

Segment income for the 2009 first quarter was $45.0 million, compared to $52.9 million in the 2008 first quarter. Major areas contributing to first quarter 2009 segment income include the Middle East, Asia Pacific, Caspian and Americas regions. During the first quarter of 2009, the Company substantially completed the marine pipeline installation portion on one of its three Qatar projects. The remaining two Qatar projects recently commenced pipeline installation activities during the second quarter of 2009.

At March 31, 2009, segment backlog was $5.0 billion, compared to backlog of $5.3 billion and $4.5 billion at March 31, 2008 and December 31, 2008, respectively.

Power Generation Systems Segment

Revenues in the Power Generation Systems segment for the first quarter of 2009 were $528.6 million, compared to $616.3 million in the first quarter of 2008.

Segment income for the 2009 first quarter was $58.2 million, compared to $76.3 million in the 2008 first quarter. Major activities contributing to first quarter 2009 segment income include the supply and construction of new boilers and environmental equipment, retrofit projects of existing facilities, and related parts and services.

At March 31, 2009, segment backlog was $2.2 billion, compared to backlog of $3.2 billion and $2.5 billion at March 31, 2008 and December 31, 2008, respectively.

Government Operations Segment

Revenues in the Government Operations segment were $257.1 million in the 2009 first quarter, compared to $190.6 million for the same period a year ago. The improvement was primarily due to activities in the manufacture of nuclear components and nuclear fuels for certain U.S. Government programs, including revenues from Nuclear Fuel Services which was acquired in December 2008, and in the manufacture of nuclear components for a commercial uranium enrichment project.

Segment income for the 2009 first quarter was $45.8 million, compared to $38.0 million in the 2008 first quarter. Major items contributing to first quarter 2009 segment income include the manufacture of nuclear components and nuclear fuels for certain U.S. Government programs, the manufacture of nuclear components for a commercial uranium enrichment project, and the management and operations of various U.S. Government sites.

At March 31, 2009, segment backlog was $2.7 billion, compared to backlog of $1.7 billion and $2.9 billion at March 31, 2008 and December 31, 2008, respectively.

Corporate & Other Income and Expense

Unallocated corporate expenses were $17.7 million in the 2009 first quarter, compared to $10.0 million in the 2008 first quarter.

The Company’s other expense-net for the first quarter of 2009 was $9.6 million, compared to other income-net of $6.5 million in the first quarter of 2008. The $16.1 million decline was predominantly due to a year-over-year decline in interest income and approximately $9.4 million of non-cash charges related to foreign currency hedging activity, compared to $2.4 million in the corresponding period a year ago.

OTHER INFORMATION

About the Company

McDermott is an engineering and construction company, with specialty manufacturing and service capabilities, focused on energy infrastructure. McDermott’s customers are predominantly utilities and other power generators, major and national oil companies, and the United States Government. With its global operations, McDermott operates in over 20 countries with more than 25,000 employees.

Forward Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company’s actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues, the expected timing of the completion of the problematic pipeline projects and our belief that we are well-positioned and progressing in the current environment. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog and changes in the scope or timing of contracts in backlog. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

Conference Call to Discuss First Quarter 2009 Earnings Release

Date:	Tuesday, May 12, 2009, at 10:00 a.m. EDT (9:00 a.m. CDT)
Live Webcast:	Investor Relations section of Web site at www.mcdermott.com
Replay:	Available for two weeks in the investor relations section of www.mcdermott.com

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)
	(In thousands, except shares and per share amounts)

Revenues	$1,493,263	$1,450,426
Costs and Expenses:
Cost of operations	1,228,622	1,188,696
(Gains) losses on asset disposals and impairments – net	1,241	(11,443)
Selling, general and administrative expenses	141,394	126,731
Total Costs and Expenses	1,371,257	1,303,984

Equity in Income of Investees	9,200	10,670

Operating Income	131,206	157,112

Other Income (Expense):
Interest income	2,813	13,395
Interest expense	(956)	(2,940)
Other expense – net	(11,493)	(3,997)
Total Other Income (Expense)	(9,636)	6,458

Income before Provision for Income Taxes	121,570	163,570

Provision for Income Taxes	43,878	40,380

Net Income	$77,692	$123,190

Earnings per Share:
Basic	$0.34	$0.55
Diluted	$0.33	$0.54

Shares used in the computation of earnings per share:
Basic	228,314,785	225,632,169
Diluted	232,586,245	230,112,858

McDERMOTT INTERNATIONAL, INC. SELECTED SEGMENT INFORMATION

	Three Months Ended
	March 31,
	2009	2008
REVENUES	(Unaudited)
Offshore Oil and Gas Construction	$708,524	$645,949
Government Operations	257,105	190,594
Power Generation Systems	528,573	616,298
Adjustments and Eliminations	(939)	(2,415)
TOTAL	$1,493,263	$1,450,426

SEGMENT INCOME
Offshore Oil and Gas Construction	$45,038	$52,925
Government Operations	45,752	37,950
Power Generation Systems	58,159	76,258
	148,949	167,133
Corporate	(17,743)	(10,021)
TOTAL	$131,206	$157,112

EQUITY IN INCOME (LOSS) OF INVESTEES (1)
Offshore Oil and Gas Construction	$(1,145)	$(754)
Government Operations	8,702	8,749
Power Generation Systems	1,643	2,675
TOTAL	$9,200	$10,670
PENSION EXPENSE (1)
Offshore Oil and Gas Construction	$2,177	$1,665
Government Operations	12,158	4,061
Power Generation Systems	15,315	6,026
Corporate	4,598	733
TOTAL	$34,248	$12,485

DEPRECIATION & AMORTIZATION (1)
Offshore Oil and Gas Construction	$19,760	$19,963
Government Operations	11,243	5,566
Power Generation Systems	4,335	5,497
Corporate	684	285
TOTAL	$36,022	$31,311

RESEARCH & DEVELOPMENT, NET (1)	$10,240	$9,008
CAPITAL EXPENDITURES
Offshore Oil and Gas Construction	$41,359	$47,237
Government Operations	5,246	1,511
Power Generation Systems	12,333	7,204
Corporate	2,450	3,334
TOTAL	$61,388	$59,286

BACKLOG
Offshore Oil and Gas Construction	$5,043,788	$5,320,839
Government Operations	2,698,580	1,676,766
Power Generation Systems	2,220,517	3,179,244
TOTAL	$9,962,885	$10,176,849

(1) Included in Segment Income Above

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ASSETS

	March 31,	December 31,
	2009	2008
	(Unaudited)
	(In thousands)
Current Assets:
Cash and cash equivalents	$528,624	$586,649
Restricted cash and cash equivalents	59,026	50,536
Investments	81,912	131,515
Accounts receivable – trade, net	613,537	712,055
Accounts and notes receivable – unconsolidated affiliates	4,569	1,504
Accounts receivable – other	141,021	139,062
Contracts in progress	400,305	311,713
Inventories	113,273	128,383
Deferred income taxes	100,364	97,069
Other current assets	63,670	58,499

Total Current Assets	2,106,301	2,216,985

Property, Plant and Equipment	2,276,138	2,234,050
Less accumulated depreciation	1,172,208	1,155,191

Net Property, Plant and Equipment	1,103,930	1,078,859

Investments	317,292	319,170

Goodwill	297,525	298,265

Deferred Income Taxes	288,804	335,877

Investments in Unconsolidated Affiliates	73,001	70,304

Other Assets	274,416	282,233

TOTAL	$4,461,269	$4,601,693

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS LIABILITIES AND STOCKHOLDERS' EQUITY

	March 31,	December 31,
	2009	2008
	(Unaudited)
	(In thousands)

Current Liabilities:
Notes payable and current maturities of long-term debt	$4,161	$9,021
Accounts payable	464,875	551,435
Accrued employee benefits	181,264	205,521
Accrued contract cost	92,896	97,041
Advance billings on contracts	828,610	951,895
Accrued warranty expense	119,708	120,237
Income taxes payable	40,603	55,709
Accrued liabilities – other	249,883	217,486

Total Current Liabilities	1,982,000	2,208,345

Long-Term Debt	5,915	6,109

Accumulated Postretirement Benefit Obligation	106,431	107,567

Self-Insurance	91,637	88,312

Pension Liability	665,518	682,624

Other Liabilities	197,028	192,564

Contingencies and Commitments

Stockholders’ Equity:
Common stock, par value $1.00 per share	234,544	234,174
Capital in excess of par value	1,264,556	1,252,848
Retained earnings	642,283	564,591
Treasury stock at cost, 5,854,959 and 5,840,314 shares at March 31,
2009 and December 31, 2008, respectively	(63,166)	(63,026)
Accumulated other comprehensive loss	(665,477)	(672,415)

Total Stockholders’ Equity	1,412,740	1,316,172

TOTAL	$4,461,269	$4,601,693

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$77,692	$123,190
Non-cash items included in net income:
Depreciation and amortization	36,022	31,311
Income of investees, less dividends	(1,142)	(3,057)
(Gains) losses on asset disposals and impairments – net	1,241	(11,443)
Provision for deferred taxes	38,407	16,063
Amortization of pension and postretirement costs	21,970	10,137
Excess tax benefits from FAS 123(R) stock-based compensation	(134)	(5,346)
Other, net	13,159	10,727
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	90,367	(75,109)
Net contracts in progress and advance billings on contracts	(208,063)	(103,241)
Accounts payable	(85,830)	7,754
Income taxes	(16,717)	2,150
Accrued and other current liabilities	29,767	77,316
Pension liability, accumulated postretirement benefit obligation and accrued
employee benefits	(43,281)	(107,488)
Other, net	19,629	(25,891)
NET CASH USED IN OPERATING ACTIVITIES	(26,913)	(52,927)
CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in restricted cash and cash equivalents	(8,490)	(14,561)
Purchases of property, plant and equipment	(61,388)	(59,286)
Net (increase) decrease in available-for-sale securities	49,007	(88,633)
Proceeds from asset disposals	279	11,921
Other, net	(1,055)	(820)
NET CASH USED IN INVESTING ACTIVITIES	(21,647)	(151,379)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of long-term debt	(4,825)	(4,385)
Issuance of common stock	160	2,845
Payment of debt issuance costs	(19)	(164)
Excess tax benefits from FAS 123(R) stock-based compensation	134	5,346
Other	943	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(3,607)	3,642
EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(5,858)	(130)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(58,025)	(200,794)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	586,649	1,001,394
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$528,624	$800,600
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest (net of amount capitalized)	$1,124	$3,139
Income taxes (net of refunds)	$19,786	$30,058

CONTACT:
McDermott Investor Relations & Corporate Communications
Jay Roueche, 281-870-5462
Vice President
jroueche@mcdermott.com
or
Robby Bellamy, 281-870-5165
Director
rbellamy@mcdermott.com